Syntax-Brillian Corporation Announces $7.5 million Interim DIP Financing Agreement;
Receives NASDAQ Notice
TEMPE, Ariz. — July 14, 2008 — Syntax-Brillian Corporation (Nasdaq: BRLC), a leading manufacturer and marketer of LCD HDTVs, digital cameras and consumer electronics products, today announced that on July 9, 2008, it obtained interim Bankruptcy Court approval for, and entered into, a debtor-in-possession (DIP) financing agreement with various lenders and Silver Point Finance, LLC, and has secured up to $7.5 million on a interim basis. The funds will be used to continue business operations through a sale of substantially all of its assets to Olevia International Group, LLC, and to pay, according to Court authority, a portion of its obligations incurred prior to filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.
Separately, the Company announced that on July 14, 2008 it received a Nasdaq Staff Determination Letter stating that the filing of the Chapter 11 petitions serves as an additional basis for delisting the Company’s securities from the Nasdaq Stock Market, in accordance with Nasdaq Marketplace Rules 4300, 4450(f) and IM-4300. The Company does not intend to appeal or otherwise respond to this determination. The Nasdaq Listing Qualifications Panel will consider the record as presented at the April 3, 2008 Listing Qualifications Panel hearing, related to the Company’s inability to timely file its Forms 10-Q for the quarters ended December 31, 2007 and March 31, 2008 and will make its determination based upon that information.
About Syntax-Brillian:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Contact:
FD for Syntax-Brillian Corporation
Kal Goldberg
Hannah Sloane
(212) 850-5600
Sarah Brown
(415) 293-4428